                                                                    EXHIBIT 28.1


                       [LOGO OF FIRSTFED BANCORP, INC.]


                 Quarter Ended December 31, 1996 Press Release

Contact:  B.K. Goodwin , III, CEO and President
          (205) 428-8472

FOR IMMEDIATE RELEASE

FirstFed Bancorp, Inc. Announces Third Quarter Financial Results and Stock Repurchase Program
(Fiscal year end March 31)
Bessemer, Alabama, January 30, 1997

FirstFed Bancorp, Inc. reported quarterly net income for the third quarter ended December 31, 1996, of $540,000, or $0.86 per share, compared to net income of $250,000, or $0.37 per share, for the same quarter a year ago. For the nine months ended December 31, 1996, net income was $575,000, or $0.92 per share, compared to $635,000, or $0.95 per share, for the corresponding period last year.

B.K. Goodwin, III, CEO and President of FirstFed Bancorp, Inc. said, "Excluding the impact of the payment of a SAIF special assessment and a litigation settlement, which are nonrecurring items, net income and earnings per share would have been $1,214,000 and $1.94, respectively, for the nine months ended December 31, 1996. We are pleased with this record level of core operating results attained by the Company for the nine month period."

The Company announced that it is establishing another stock repurchase program. The Board of Directors authorized the purchase of up to 10% of the outstanding common stock, or up to 61,500 shares, during the next 12 months. The actual amount of the repurchases, if any, and prices to be paid will be dependent upon market conditions, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

Total assets increased to $176,496,000 at December 31, 1996, compared to $166,184,000 at March 31, 1996, the fiscal year end for FirstFed Bancorp, Inc. Deposits rose 7.6% to $156,913,000 at December 31, 1996, from $145,858,000 at
March 31, 1996. This increase is the result of growth in certificates of deposits.

FirstFed Bancorp, Inc. is the holding company for First Federal Savings Bank and First State Bank of Bibb County. First Federal Savings Bank operates in Alabama from its main office in Bessemer and branch offices in Hoover, Hueytown and Pelham. An additional branch is currently under construction in Vance. First State Bank of Bibb County operates in Alabama from its main office in West Blocton and branch offices in Centreville and Woodstock.

                            FIRSTFED BANCORP, INC.
                            ----------------------

           CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
           --------------------------------------------------------
                         (Dollar amounts in thousands)


ASSETS                                              December 31,  March 31,
                                                        1996        1996
                                                    ------------  ---------

Cash and Cash Equivalents:
    Cash on hand and in banks                           $  1,791   $  2,221
    Interest-bearing deposits in other banks               5,684      5,018
    Federal funds sold                                     3,875      4,875
                                                        --------   --------
                                                          11,350     12,114
                                                        --------   --------
Securities available for sale, at fair value              10,841     10,845
Assets held for sale, at lower of cost or market           1,044      1,582
Securities, at amortized cost, fair value of
 $6,905 and $3,821, respectively                           6,839      3,808
Mortgaged-backed securities, at amortized cost,
 fair value of $10,001 and $4,778, respectively            9,988      4,766
Loans receivable, net                                    129,542    126,199
Land, buildings and equipment, net                         2,564      2,606
Goodwill                                                   1,514      1,598
Real estate owned                                             66         12
Real estate held for investment                              997        997
Accrued interest receivable                                1,480      1,326
Other assets                                                 271        331
                                                        --------   --------
                                                        $176,496   $166,184
                                                        ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposits                                            $156,913   $145,858
    Borrowed funds                                         1,000      2,002
    Accrued interest payable                                 134        172
    Income taxes payable                                     168        232
    Dividends payable                                        123         97
  Other liabilities                                          599        592
                                                        --------   --------
                                                         158,937    148,953
                                                        --------   --------
Stockholders' Equity:
    Common stock, $.01 par value 3,000,000 shares
     authorized, 735,635 shares issued and 612,961
     shares outstanding                                        7          7
    Paid-in capital                                        6,539      6,457
    Retained earnings                                     13,941     13,831
    Treasury stock                                        (2,774)    (2,774)
    Unearned compensation                                   (114)      (204)
    Unrealized loss on securities available
     for sale, net                                           (40)       (86)
                                                        --------   --------
                                                          17,559     17,231
                                                        --------   --------
                                                        $176,496   $166,184
                                                        ========   ========

Page 4 of 4
                             FIRSTFED BANCORP, INC.
                             ----------------------
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  -------------------------------------------

            (Dollar amounts in thousands, except per share amounts)

                                                    Three Months        Nine Months
                                                       Ended               Ended
                                                    December 31         December 31
                                                ------------------  ------------------
                                                  1996      1995      1996      1995
                                                --------  --------  --------  --------
INTEREST INCOME:
  Interest and fees on loans                    $  2,891  $  2,285  $  8,500  $  6,642
  Interest on mortgage-backed securities             164        84       390       262
  Interest and dividends on securities               281        89       783       294
  Other interest income                               82        82       300       195
                                                --------  --------  --------  --------
    Total interest income                          3,418     2,540     9,973     7,393
                                                --------  --------  --------  --------

INTEREST EXPENSE:
  Interest on deposits                             1,850     1,363     5,390     3,958
  Interest on other borrowings                        19        40        79       143
                                                --------  --------  --------  --------
Total interest expense                             1,869     1,403     5,469     4,101
                                                --------  --------  --------  --------
    Net interest income                            1,549     1,137     4,504     3,292
  Provision for loan losses                           50        15       135        45
                                                --------  --------  --------  --------
    Net interest income after
     provision for loan losses                     1,499     1,122     4,369     3,247
                                                --------  --------  --------  --------

NONINTEREST INCOME:
  Fees for customer service                          164        51       453       156
  Miscellaneous operating and
   non-operating income, net                          55        55       164        84
                                                --------  --------  --------  --------
    Total noninterest income                         219       106       617       240
                                                --------  --------  --------  --------

NONINTEREST EXPENSES:
  Salaries and employee benefits                     501       515     1,578     1,365
  Office building and equipment expenses             123        93       381       267
  Deposit insurance expense                           69        73       228       210
  Loss on real estate owned                            1         -         3         1
  Amortization of goodwill                            28         -        84         -
  Other operating expenses                           302       252       909       679
  Deposit insurance special
    assessment                                       (21)        -       704         -
  Litigation expense                                 (75)        -       250         -
                                                --------  --------  --------  --------
    Total noninterest expenses                       928       933     4,137     2,522
                                                --------  --------  --------  --------
    Income before income taxes                       790       295       849       965

PROVISION FOR INCOME TAXES                           250        45       274       330
                                                --------  --------  --------  --------
    Net income                                  $    540  $    250  $    575  $    635
                                                ========  ========  ========  ========

EARNINGS PER SHARE                                  $.86      $.37      $.92      $.95
                                                ========  ========  ========  ========
AVERAGE NUMBER OF SHARES OUTSTANDING             624,490   660,470   623,163   670,110
                                                ========  ========  ========  ========
DIVIDENDS DECLARED PER SHARE                        $.20      $.16      $.76     $1.12
                                                ========  ========  ========  ========